UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[x] Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instruction 1(b).
() Form 3 Holdings Reported
() Form 4 Transactions Reported
1. Name and Address of Reporting Person
   JetFleet Holding Corp (formerly, JetFleet Management Corp.)
   1440 Chapin Avenue, Suite 310
   Burlingame, CA US 94010
2. Issuer Name and Ticker or Trading Symbol
   AeroCentury Corp. ACY
3. IRS Identification Number of Reporting Person, if an entity (voluntary)

4. Statement for Month/Year
   12/31/98
5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director  ( ) 10% Owner ( ) Officer (give title below)
   (x) Other (specify below)
   No longer a 10% owner
7. Individual or Joint/Group Filing (Check applicable line)
   (x) Form Filed by One Reporting Person
   ( ) Form Filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock [1]             |5/15/9|J [2|2333              |D  |1          |147667             |D     |                           |
                             |8     |]   |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1. On January 1, 1998, upon the merger of AeroCentury Corp. with JetFleet Aircraft, L. P. and JetFleet Aircraft II, L. P, JetFleet Holding Corp. ceased to be a 10% or more shareholder of AeroCentury Corp.
2. Reflects exercise of an incentive stock option for 2,333 shares at a price of $1 per share granted by JetFleet Holding Corp. ("JHC") to a JHC employee. The grant was issued in 1997, when AeroCentury Corp. was a wholly-owned subsidiary of AeroCentury Corp.

/s/ Neal D. Crispin
SIGNATURE OF REPORTING PERSON
/Signature/
By: Neal D. Crispin, President
DATE
2/11/99